Exhibit 10.2

THIRD AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BETWEEN FOSTER WHEELER INC.

AND

PETER D. ROSE

This THIRD AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and PETER D. ROSE (the “Executive”), dated as August 20, 2008, is made and entered into effective as of August 1, 2012 (the “Effective Date”).

WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement with the Executive, dated as of August 20, 2008, which Employment Agreement was assumed by Foster Wheeler Inc. from Foster Wheeler Ltd. on or about February 9, 2009; and

WHEREAS, the Company and the Executive entered into a First Amendment to the Employment Agreement, effective January 18, 2010 and a Second Amendment, dated as of November 16, 2010 (the Employment Agreement, as so amended, the “Agreement”); and

WHEREAS, the Company and the Executive have agreed to further amend the Agreement as set forth herein to, among other things, implement their mutual desire to have the Executive relocate to New Jersey on or about August 15, 2012 (the “Relocation Date”) and remain in the Company’s employ through 2013, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of the Effective Date, as follows:

1.	The following provisions of the Addendum (as amended, including, without limit, by this Amendment) continue in full force and effect notwithstanding the expiration of the Assignment Term: A-2(b)(Extended Exercise); A-3(n)(Lease Termination Payments); A-5(d) (Termination of Employment; End of Assignment Term); and A-6(a)(Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances; Benefits-in-Kind; Expense Reimbursements).

2.	The Addendum is hereby revised by replacing Section A-3(n) in its entirety with the following:

(n) Lease Termination Payments. If as a result of the Executive’s repatriation to the U.S. on or after the Relocation Date, the Executive incurs lease termination expenses, continuing lease expenses or similar expenses in connection with the Geneva residence despite the Executive’s reasonable efforts to avoid and/or limit such expenses (which reasonable efforts shall, include among other things, cooperating with any reasonable requests of the Company in connection therewith), then the Company shall reimburse the Executive for such expenses as soon as administratively possible after they are incurred by the Executive.

3.	The Addendum is hereby revised by replacing Section A-5(d) in its entirety with the following:

(d) End of Term / Resignation / Title.

(i) Unless the parties in writing agree otherwise, or unless the Executive’s employment otherwise terminates pursuant to Agreement Section 4.1 (Termination Events), the Executive’s employment shall terminate on December 31, 2013, such termination of employment shall be deemed a termination by the Executive for Good Reason, and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). If the parties agree to extend the Executive’s employment beyond December 31, 2013, and the Executive thereafter terminates employment on or after December 31, 2013, such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). No notice requirement shall apply for a termination of employment on or after December 31, 2013.

(ii) The Executive may terminate his employment after the Relocation Date but prior to December 31, 2013, have his termination deemed a termination by the Executive for Good Reason, and be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period) on the following terms and conditions:

(A) the Executive may terminate his employment with an effective termination date on or prior to March 15, 2013 by providing the Company with an advance written notice of termination of employment given at least four (4) months in advance of his effective termination date, or

(B) the Executive may terminate his employment with an effective termination date after March 15, 2013 by providing the Company with an advance written notice of termination of employment given at least one (1) month in advance of his effective termination date.

(iii) During the Term, the Executive’s title shall be at least that of Vice President of Foster Wheeler AG.

4.	Repatriation Costs. The Company shall pay the reasonable costs associated with the Executive’s repatriation to the U.S., it being agreed that Addendum A-6(a)(Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances; Benefits-in-Kind; Expense Reimbursements) shall apply to same.

5.	Good Reason. For the avoidance of doubt, (a) after the Relocation Date, the Executive’s principal business location shall, for purposes of the Agreement’s Section 4.1.2 (For Good Reason by the Executive) and otherwise, be deemed to be the Company’s offices at Perryville Corporate Park, Hampton, New Jersey, and (b) neither the hiring, appointment, nor election of the Executive’s replacement shall constitute Good Reason within the meaning of Agreement Section 4.1.2 (For Good Reason by the Executive) or Agreement Sections 4.2.2 or 4.3.2.

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6.	Equity Awards. For the avoidance of doubt, if the Executive’s termination is pursuant to Section 3 above (revising Section A-5(d) of the Addendum) deemed a resignation for Good Reason pursuant to Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period), the Executive shall also have the right to have his termination deemed a Retirement pursuant to his equity agreements and Foster Wheeler AG’s Omnibus Incentive Plan.

7.	Retirement Plans. The Company acknowledges that the Executive is relying upon the memorandum from R.J. Lee attached hereto as Exhibit 1.

8.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	President & Chief Executive Officer

/s/ Peter D. Rose
PETER D. ROSE

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PERSONAL & CONFIDENTIAL

TO:	Peter D. Rose

FROM:	R. J. Lee /s/ R.J. Lee
Director – Employee Benefits

DATE:	July 18, 2012

RE:	Severance / Retirement

This addresses certain questions you have asked about the potential relationship between your receipt of severance pursuant to your Employment Agreement (as amended) (“Employment Agreement”) and your receipt of benefits under the Foster Wheeler Inc. Salaried Employees Pension Plan (the “Pension Plan”), the Foster Wheeler Inc. 401(k) Plan (the “401(k) Plan”), and the post-retirement medical coverage portions of the Foster Wheeler Inc. Retiree Welfare Benefits Plan (the “PRM Plan”). As you may know, I have the responsibility for the day-to-day administration of each of these company-sponsored benefits plans.

Your Employment Agreement provides for severance in the form of certain payments and health benefits continuation for a period of 12 months (or 24 months if related to a Change of Control), to which severance you are entitled, among other things, following your resignation for Good Reason as provided for in your Employment Agreement.

You have first asked us to confirm that the payment of severance following the termination of your employment would not negatively affect your ability to receive your benefits under the Pension Plan and/or the 401(k) Plan. It would not. Because you have already celebrated your 65th birthday, you have reached Normal Retirement Age and will be entitled to the benefits the Pension Plan provides to those who have achieved such age, effective as early as the first day of the month after termination of employment occurs (retroactively if the payments do not begin immediately on that date because, for example, you choose to begin receiving them on a later date or because it is administratively impossible to begin making them on that date). Likewise, following your termination of employment with Foster Wheeler, you will have full access to your entire account balance in the 401(k) Plan, to, for example, obtain it as a taxable distribution or to roll it over into another tax-deferred account, such as an Individual Retirement Account, with any institution of your choosing.

You have also asked us to confirm that your post-termination receipt of continued health benefits at active employee levels (including the associated cash payments provided for in your Employment Agreement)(“Severance Medical”)1 would not negatively affect your ability to elect your benefits under the PRM Plan. It would not, assuming you timely elect to participate in the PRM Plan. Your election

[1]	Because we understand that it is likely that you will be in the U.S. if and when receiving your Severance Medical, it is anticipated to be continuation of the medical and related coverages that are offered at that time to active employees permanently residing in the United States, even though your current coverage is under the CIGNA International Medical/Dental arrangement.

FOSTER WHEELER INC.

PERRYVILLE CORPORATE PARK 53 FRONTAGE ROAD, PO BOX 9000 HAMPTON, NJ 08827-9000

908-730-4000 www.fwc.com

will be timely so long as you make it within 30 days of the expiration of your Severance Medical (including any associated periods under COBRA). PRM coverage and related premiums would, in this case, be effective on the day after active employee level coverage ends. As you approach the end of your Severance Medical, please feel free to contact us and we will be happy to walk you through the process of electing to participate in the PRM Plan.

We hope and trust this answers your questions. Please always feel free to contact me with any further questions you may have.

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